Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-229670) of CymaBay Therapeutics, Inc., and

(2)

Registration Statements (Form S-8 Nos. 333-195211, 333-198289, 333-202941, 333-210453, 333-216905, 333-223687, 333-226741, and 333-229953) pertaining to the Metabolex, Inc. 2003 Equity Incentive Plan, and the CymaBay Therapeutics, Inc. 2013 Equity Incentive Plan;

of our report dated March 25, 2021, with respect to the consolidated financial statements of CymaBay Therapeutics, Inc. included in this Annual Report (Form 10-K) of CymaBay Therapeutics, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Redwood City, California

March 25, 2021